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                           UNITED PARCEL SERVICE, INC.
                                    UPS NOTES

             With Maturities of 9 Months or More from Date of Issue

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
Filed Under Rule 433, Registration Statement No. 333-108272            Offering Dates: November 27, 2006 through December 4, 2006
Pricing Supplement No. 26                                              Trade Date:     12/4/2006 @ 12:00 PM ET
-------------------------                                              Settle Date:    12/7/2006
The date of this Pricing Supplement is November 27, 2006               Minimum Denomination/Increments: $1,000.00/$1,000.00
(To: Prospectus Dated September 8, 2003, as supplemented by
Prospectus Supplement Dated November 17, 2006)
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
                                                                                                    SUBJECT TO REDEMPTION
                                                                                              -------------------------------------
                                                                     INTEREST                            DATE AND TERMS OF
 CUSIP OR    INTEREST    MATURITY     PRICE TO      DISCOUNTS &       PAYMENT     SURVIVOR'S          REDEMPTION (INCLUDING THE
COMMON CODE   RATE (1)     DATE      PUBLIC (2)   COMMISSIONS (2)    FREQUENCY      OPTION    YES/NO     REDEMPTION PRICE)
                                                                    (BEGIN DATE)
 91131UHL1    5.050%    12/15/2016      100%          1.100%          Monthly        Yes       Yes    Callable at 100% on 12/15/2007
                                                                     (01/15/07)                       and semi-annually thereafter
                                                                                                      with 30 days notice.
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(1) The interest rates on the UPS Notes may be changed by United Parcel Service,
    Inc. from time to time, but any such change will not affect the interest rate on any UPS Notes offered prior to the effective date of the change.
(2) Expressed as a percentage of aggregate principal amount.

United Parcel Service, Inc. ("UPS") has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents UPS has filed with the SEC for more complete information about UPS and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, UPS, LaSalle Financial Services, Inc. or any selling agent participating in the offering will arrange to send you the prospectus if you request it by calling (866) 658-3267.

Agents: LaSalle Financial Services, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Samuel A. Ramirez & Co., Inc., Muriel Siebert & Co., Inc., UBS Securities LLC and Wachovia Securities LLC